Global-E Online Ltd. SC 13G/A

Exhibit 99.1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13G, and any and all amendments thereto filed shall be filed on behalf of each of the undersigned.

Dated: November 14, 2024

Deutsche Post AG

By:	/s/ Oliver Steffan
Name:	Oliver Steffan
Title:	Authorized Signatory

By:	/s/ Carola Schmitz-Becker
Name:	Carola Schmitz-Becker
Title:	Authorized Signatory

Deutsche Post Beteiligungen Holding GmbH

By:	/s/ Marcia Lin
Name:	Marcia Lin
Title:	Authorized Signatory

By:	/s/ Christian Garbe
Name:	Christian Garbe
Title:	Authorized Signatory